Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made this the 2nd day of January, 2024 by and between AutoZone, Inc., its subsidiaries and affiliates (“AutoZone”) and Philip B. Daniele, III (“Executive”) (collectively “the Parties”).

1.       Employment. Executive is the President and Chief Executive Officer of AutoZone and is employed by a subsidiary of AutoZone. Executive acknowledges that his employment is at-will and his service on the Board of Directors is subject to his election as a director by AutoZone’s stockholders. If Executive fails to receive a majority of the votes in an election or if he is terminated for any reason, he will immediately submit his resignation from the Board for the Board of Directors’ consideration.

2.       Severance. In the event that Executive’s employment is terminated by AutoZone without Cause (defined below), and provided that at that time, Executive executes a release of all claims against AutoZone accrued as of the date of such release in a form acceptable to AutoZone and such release has become irrevocable, Executive will be entitled to the severance benefits set forth in Exhibit A to this Agreement (the “Enhanced Severance”). Executive acknowledges that the Enhanced Severance benefits are greater than those to which he would be entitled under AutoZone’s standard severance policy, and that he is not eligible for severance under AutoZone’s standard severance policy. Executive (or his estate) will not be entitled to the Enhanced Severance in the event of (i) his termination for Cause (defined below); (ii) his voluntary resignation, including retirement; (iii) his death; or (iv) a determination by AutoZone that he is “totally disabled,” as that term is defined in AutoZone’s long term disability plan.

3.       Covenants. In consideration of his employment or continued employment, and the Enhanced Severance benefits provided herein, Executive and AutoZone hereby agree as follows:

(a)       Non-Competition. Executive acknowledges that because of his skills, his position with AutoZone, and the customer/vendor relationships and/or confidential information to which he shall have access on account of such employment with AutoZone, competition by Executive with AutoZone would damage AutoZone in a manner which could not be adequately compensated by damages or an action at law. In view of such circumstances, Executive agrees that, during his employment with AutoZone and for a period of three (3) years thereafter (the “Non-Compete Term”), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, consult for, advise, serve on the Board of, participate in or be connected in any manner with the ownership, management, operation or control of any business that derives revenues from the retail, wholesale, or commercial sale, manufacture, or distribution of automotive aftermarket parts and accessories, motor oil or related chemicals in any state, province, territory or foreign country in which AutoZone operates during the Non-Compete Term, including, but not limited to, Advance Auto Parts, Inc., Genuine Parts Corporation (NAPA), O’Reilly Automotive, Inc., The Pep Boys – Manny, Moe & Jack, Wal-Mart Stores, Inc., XL Parts, Amazon.com, Inc., eBay Inc., Identifix, Inc., Solera Holdings, Inc., Fisher Auto Parts, Parts Authority, Factory Motor Parts and Auto Parts Warehouse. Nothing in this Subsection 3(a) shall preclude executive from accepting employment with a company that derives less than five percent (5%) of its annual gross revenues from the retail, wholesale or commercial sale, manufacture or distribution of automotive aftermarket parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services (other than those companies specifically listed above), provided that Executive does not provide advice and consultation to such company concerning the retail, wholesale or commercial sale, manufacture or distribution of automotive aftermarket parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services.

(b)       Non-Solicitation. Executive further agrees that, during Executive’s Employment with AutoZone, and for a period of three (3) years thereafter, Executive shall not, directly or indirectly, whether on his own behalf or on behalf of any third party, solicit, divert, influence or attempt to divert or influence any customer or seek to cause any customer to refrain from doing business with or patronizing AutoZone. Executive also agrees that, during Executive’s employment with AutoZone, and for a period of three (3) years thereafter, Executive shall not, directly or indirectly, whether on his own behalf or on behalf of any third-party, solicit or attempt to solicit, any current or former directors, vice-presidents, senior vice-presidents, executive vice-presidents or above of AutoZone or seek to cause them to resign their employment. The scope of this Subsection 3(b) is limited to those AutoZone employees whose employment, in whole or in part, overlapped with Executive’s employment.

(c)       Confidentiality. Executive acknowledges that he possesses and will continue to possess information which has been created, discovered or developed by AutoZone in the conduct of its business that is valuable, special and unique to AutoZone and not generally known by third parties, including but not limited to, its method of operations, its lists of customers and employees, its pricing lists, its pricing and purchasing strategies, and other information Executive has reason to know AutoZone would like to treat as confidential. Unless previously authorized in writing by AutoZone, Executive will not, at any time, disclose to others, or use, or allow anyone else to disclose or use, any confidential information except as may be necessary in the performance of Executive’s employment with AutoZone.

4.       Reasonable Limitations. Given the nature of the position Executive holds with AutoZone, the nature of AutoZone’s business, and the sensitive nature of the information and duties he will have with AutoZone, the Parties acknowledge that the limitations provided for herein, including but not limited to, the scope of activities prohibited, the geographic area covered, and the time limitations are reasonable and have been specifically negotiated by sophisticated commercial parties.

5.       Remedies for Breach. In the event of an actual or threatened breach by Executive of any of the covenants of this Agreement, AutoZone, in addition to any other rights and remedies existing in its favor, shall be entitled to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce or prevent the breach of any of the covenants of this Agreement. Further, if Executive violates any of the covenants of this Agreement, his entitlement to the severance benefits set forth on Exhibit A shall immediately cease, and the term and covenant violated shall be automatically extended to a like period of time from the date on which Executive ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later. In the event Executive is found by a court of competent jurisdiction to be in breach of any of the covenants of this Agreement, AutoZone shall be entitled to its costs, and reasonable attorney’s fees associated with enforcing such covenant or covenants.

6.       Reaffirmation of Scope or Duration. The Parties intend that this Agreement be enforced as written. However, if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or delete specific words or phrases and in its reduced or revised form, such provision shall then be enforceable and shall be enforced.

7.       Definition of Cause. For purposes of this Agreement, “Cause” shall be defined as the willful engagement in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise; provided, however, no act or failure to act will be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone.

8.       Compliance with Section 409A. All provisions of this Agreement (including Exhibit A) are intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Code”), and its regulations and any administrative guidance (collectively, “Section 409A”) or any exemptions and must be interpreted and administered as such.  For purposes of Section 409A, each installment payment shall be treated as a separate payment.  To the extent that any payment or benefit constitutes “non-qualified deferred compensation” under Section 409A, and if that payment or benefit is payable upon Executive’s termination, then those payments or benefits shall be payable only upon Executive’s “separation from service,” as defined under Section 409A.  If any Release consideration and revocation period under this Agreement straddles two years, the payment or beginning of any payments shall be made or begin in the second year. If at the time of Executive’s separation from service, AutoZone determines that Executive is a “specified employee” within the meaning of Section 409A, then to the extent any payment or benefit that becomes payable on account of Executive’s separation from service constitutes non-qualified deferred compensation under Section 409A and is not otherwise exempt, that payment shall not be payable and that benefit shall not be provided until the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or afterwards constitutes non-qualified deferred compensation under Section 409A, those amounts shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.  Regardless of any other provision, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless permitted by Section 409A of the Code.

9.       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Tennessee, without regard to its choice of law provisions. Executive agrees that the exclusive venue for any disputes arising out of or related to this Agreement shall be in the state or federal courts located in Memphis, Tennessee.

10.       Entire Agreement; Amendment. This Agreement, with Exhibit A, contains the entire agreement of the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. It may not be changed orally, but only by agreement in writing signed by the parties hereto.

11.       Waiver of Breach; Severability. The waiver by AutoZone of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

12.       Non-Assignability. This Agreement and the benefits hereunder are personal to AutoZone and are not assignable or transferable by Executive, nor may the services to be performed hereunder be assigned by AutoZone to any person, firm or corporation, except a parent or affiliate of AutoZone; provided, however, that this Agreement and the benefits hereunder may be assigned by AutoZone to any person, firm or corporation acquiring all or substantially all of the assets of AutoZone or its subsidiary or to any corporation or other entity into which AutoZone or its subsidiary may be merged or consolidated and this Agreement and the benefits hereunder will be deemed automatically assigned to any such corporation or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year stated below.

Executive

Philip B. Daniele, III
Printed Name

/s/ Philip B. Daniele, III	January 2, 2024
Signature	Date

AutoZone, Inc.

By:	/s/ Jenna M. Bedsole
		Its:	Senior Vice President, General Counsel and Secretary
By:	/s/ William C. Rhodes, III
		Its:	Chairman, President and Chief Executive Officer

EXHIBIT A

ENHANCED SEVERANCE BENEFITS

1.	General.

The benefits afforded to Executive hereunder will be in lieu of benefits under any other plan, program or agreement, including without limitation, AutoZone’s standard severance policy. Except as otherwise provided in the Agreement, all compensation and benefits end upon termination of employment.

2.	Severance Payments.

Executive will receive a severance payment equal to 2.99 times his then-current base salary. The severance payment will be divided into substantially equal installments paid in accordance with AutoZone’s payroll practice over a 36-month period.

3.	Medical, Vision and Dental Benefits.

Medical, vision and dental insurance coverage may be continued up to a maximum of 18 months after the date of termination of employment if Executive makes a COBRA election. The cost to Executive for this coverage will be the same as he was paying immediately prior to termination, subject to increases affecting plan participants generally. AutoZone will pay the difference between Executive’s cost and the amount of the COBRA premium.

4.	Stock Options.

The terms of the applicable Stock Option Agreements govern treatment of stock options upon Executive’s termination of employment.

5.	Bonus Incentives.

A lump-sum, prorated share of any bonus incentives earned during the period prior to Executive’s termination will be paid to Executive when incentives are paid generally to similarly-situated employees. Eligibility for additional bonuses ceases upon termination. See individual plan documentation for detailed information about eligibility and when incentives are earned.

To comply with Section 303A.14 of the NYSE Listed Company Manual, as required by Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 10D-1, bonus incentives are subject to AutoZone, Inc.’s Clawback Policy.

6.	Other Benefits.

An appropriate level of outplacement services, as determined by AutoZone in its discretion, will be provided to Executive based on Executive’s individual circumstances. Some optional life and disability insurance policies may have portability features that allow Executive to continue the coverage at Executive’s cost.

7.	Amendments and Administration.

AutoZone reserves the right to terminate, suspend, withdraw, amend or modify the benefits contained in the Enhanced Severance Plan, but any such action will not affect the benefits for Executive under the Agreement. The plan administrator has sole authority to interpret the provisions of the Plan and otherwise construe AutoZone’s intent in case of any dispute.